Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between Samir Armaly (“Executive”) and Xperi Holding Corporation (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”) as of February 18, 2022.

RECITALS

WHEREAS, Executive is currently serving as the Company’s President of IP Licensing;

WHEREAS, Executive and the Company have agreed that Executive will separate from employment with the Company on the Separation Date (as defined below); and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Executive may have against the Company and any of the Releasees (as defined below), including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

COVENANTS

1.Separation from Employment.

(a)Separation. Effective as of March 1, 2022 (the “Separation Date”), Executive will separate from his position as an employee of the Company, and from any other advisory, director, and officer positions with the Company, and any parent or subsidiaries (as applicable).  Executive agrees to execute any documents as necessary or desirable to effectuate any such separations.  Effective as of the Separation Date, Executive shall no longer be employed by the Company, and shall refrain from any further representations that Executive is an employee or agent of the Company.

(b)Payment of Wages; Termination of Benefits. Whether or not Executive enters into this Agreement, the Company will pay Executive for all final wages through the Separation Date in accordance with applicable law.  Executive’s health insurance benefits with the Company shall cease on the last day of the month of the Separation Date, subject to Executive’s right to continue Executive’s health insurance under COBRA, as described more fully below.  Executive’s participation in all benefits and incidents of employment, and the accrual of bonuses, incentive payments, vacation, and paid time off, shall cease as of the Separation Date. Except as otherwise provided in Section 2 below, vesting of all equity awards previously granted to Executive and outstanding on the Separation Date shall cease as of the Separation Date.

2.Severance Benefits. In consideration of and contingent on Executive’s timely execution, return, non-revocation, and full compliance with the terms of this Agreement (including, but not limited to, Executive’s continued compliance with Section 10 (Trade Secrets and Confidential Information/Company Property)), the Company agrees to pay Executive the severance benefits set forth below.

(a)For the period beginning on the date of Executive’s Separation Date and ending on the date which is twelve (12) full months following the Separation Date (or, if earlier, the date on which the applicable continuation period under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) expires) (the “COBRA Coverage Period”), the Company shall continue to provide Executive and his eligible dependents who were covered under the Company’s health insurance plans as of the date of Executive’s Separation Date, at no additional cost or expense to Executive, with the same health (including medical and dental) insurance benefits (or if the same are not available, substantially similar benefits to those) provided to Executive and his dependents immediately prior to the Separation Date. If any of the Company’s health benefits are self-funded as of the Separation Date, or if the Company cannot provide the foregoing benefits in a manner that is exempt from or otherwise compliant with applicable law or the provision of such benefits may result in the Company incurring penalties under applicable law (including, without limitation, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and Section 2716 of the Public Health Service Act), instead of providing continued health insurance benefits as set forth above, the Company shall instead pay to Executive an amount equal to the monthly premium payment for Executive and his eligible dependents who were covered under the Company’s health plans as of the Separation Date (calculated by reference to the premium as of the Separation Date) as taxable compensation, in substantially equal monthly installments over the COBRA Coverage Period (or the remaining portion thereof).

(b)The Company shall pay Executive the annual bonus earned for calendar year 2021 in the amount of US $495,000.00 as determined by the Compensation Committee with such payment to be made by March 15, 2022.

(c)Executive shall vest in (i) 247,821 of Executive’s outstanding performance-based restricted stock units granted on July 28, 2020, (ii) 87,658 of Executive’s outstanding performance-based restricted stock units granted on March 1, 2021, and (iii) 36,765 of Executive’s outstanding time-based restricted stock units granted on July 28, 2020, each as applicable under the Company’s 2020 Equity Incentive Plan and the TiVo Corporation 2008 Equity Incentive Plan (collectively the “Accelerated RSUs”). Company acknowledges that the accelerated vesting of the stock units identified above shall occur irrespective of any other terms and conditions in any other agreements between Executive and the Company, including but limited to the documents associated with the respective grants.  Company acknowledges that Executive has an additional 17,795 of Executive’s time-based restricted stock units granted on March 1, 2021 that are automatically vesting on March 1, 2022 that are in addition to the Accelerated RSUs.  Shares of the Company underlying the Accelerated RSUs (net of shares withheld by the Company in satisfaction of all applicable withholding taxes) shall be distributed to Executive by March 15, 2022.  Except as provided in this subsection (c), Executive shall have no further rights under any time-based or performance-based restricted stock unit awards or any other equity awards.

3.Payment of Salary and Receipt of All Benefits. Company shall return to Executive any payments made into the Company’s employee stock purchase program that remain unused as of the Executive’s Separation Date, in accordance with the terms of the plan.  Executive shall be reimbursed for any unpaid expense reports that have been properly submitted before the Executive’s Separation Date. Executive acknowledges and represents that, other than the payments and other consideration set forth in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, leave, interest, severance, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Executive. Executive further acknowledges and represents that Executive has received any leave to which Executive was entitled or which Executive requested, if any, under the California Family Rights Act and/or the Family Medical Leave Act, and that Executive did not sustain any workplace injury, during Executive’s employment with the Company.

4.Release of Claims. Executive agrees that this shall be deemed a negotiated agreement and that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company and its current and former officers, directors, Executives, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Executive, on Executive’s own behalf and on behalf of Executive’s respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

(a)any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;

(b)any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(d)any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act, except as prohibited by law; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Executive Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act, except as prohibited by law; the Sarbanes-Oxley Act of 2002; the Uniformed Services Employment and Reemployment Rights Act; the California Family Rights Act; the California Labor Code; and the California Fair Employment and Housing Act; and any federal, state, local, and/or municipal statute, law, amendment, directive, order, and/or regulation enacted in response to the COVID-19 pandemic.  This release shall also include any claims related to any action or inaction associated directly or indirectly with the COVID-19 pandemic to the maximum extent permitted by law.

(e)any and all claims for violation of the federal or any state constitution;

(f)any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g)any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and

(h)any and all claims for attorneys’ fees and costs.

Notwithstanding the foregoing general releases, Executive acknowledges that Executive has not made any claims or allegations related to sexual harassment or sexual abuse, and none of the payments set forth as consideration in this Agreement are related to sexual harassment or sexual abuse.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released.  Although this is a general release, it does not apply to:  (i) any unemployment insurance claim; (ii) any workers’ compensation insurance benefits to the extent any applicable state law prohibits the direct release of such benefits without judicial or agency approval, with the understanding that such benefits, if any, would only be payable in accordance with the terms of any workers’ compensation coverage or fund of the Company; (iii) continued participation in certain benefits under COBRA (and any state law counterpart), if applicable; (iv) any benefit entitlements vested as of Executive’s last day of employment, pursuant to written terms of any applicable Executive benefit plan sponsored by the Company; (v) any claims that cannot be waived as a matter of law; or (vi) claims that arise after Executive signs this Agreement.  Executive represents that Executive has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section.

5.Acknowledgment of Waiver of Claims under ADEA.  Executive understands and acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary.  Executive understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement.  Executive understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled.  Executive further understands and acknowledges that Executive has been advised by this writing that: (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has twenty-one (21) days within which to consider this Agreement; (c) Executive has seven (7) days following Executive’s execution of this Agreement to revoke this Agreement; and (d) this Agreement shall not be effective until after the revocation period has expired.  In the event Executive signs this Agreement and returns it to the Company in less than the twenty-one (21)-day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

6.California Civil Code Section 1542.  Executive acknowledges that Executive has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR

SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Executive, being aware of said code section, agrees to expressly waive any rights Executive may have thereunder, as well as under any other statute or common law principles of similar effect.

7.No Pending or Future Lawsuits. Executive represents that Executive has no lawsuits, claims, or actions pending in Executive’s name, or on behalf of any other person or entity, against the Company or any of the other Releasees.  Executive also represents that Executive does not intend to bring any claims on Executive’s own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.  Notwithstanding, nothing herein prevents any actions or disclosures expressly allowed by the Permitted Disclosures and Actions provision set forth below.

8.No Right to Future Employment. Executive understands and agrees that, as a condition of this Agreement, Executive shall not be entitled to any employment with the Company, and Executive hereby waives any right, or alleged right, of employment with the Company.  Executive further agrees that if Executive wishes to apply for employment with the Company in the future, Executive will provide written notice that Executive will apply to the Company’s General Counsel.

9.Confidentiality. Executive agrees to maintain in complete confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Separation Information”).  Except as required by law, Executive may disclose Separation Information only to Executive’s immediate family members, the Court in any proceedings to enforce the terms of this Agreement, Executive’s legal counsel, and Executive’s financial advisor and any professional tax advisor to the extent that they need to know the Separation Information in order to provide advice on tax treatment or to prepare tax returns, subject to such parties agreeing to maintain such information as confidential, and must prevent disclosure of any Separation Information to all other third parties. Executive agrees that Executive will not publicize, directly or indirectly, any Separation Information. Nothing in this Agreement prevents Executive from discussing or disclosing information to the extent expressly allowed by the Permitted Disclosures and Actions provision set forth below.

10.Trade Secrets and Confidential Information/Company Property. Executive reaffirms and agrees to observe and abide by the terms of any confidentiality, inventions assignment, restrictive covenant, and/or non-disclosure agreement entered into with the Company (collectively, the “Confidentiality Agreement”), specifically including any provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information.  Executive’s signature below constitutes Executive’s certification that Executive has returned all documents and other items provided to Executive by the Company, developed or obtained by Executive in connection with Executive’s employment with the Company, or otherwise belonging to the Company. Notwithstanding the foregoing, Executive shall be entitled to keep his laptop, tablet and mobile phone that he received from the Company, but (i) all confidential or proprietary information belonging to the Company or its affiliates must be deleted; (ii) such devices will no longer be able to access the Company’s network or services after the Separation Date, and (iii) Executive shall be responsible for all costs and expenses associated with such devices after the Separation Date.  Executive shall also be entitled to return to the Company’s

Burbank office when he returns to California to collect his personal items.  Without limiting the foregoing in any way, Executive explicitly agrees not to use any of the Company’s confidential, proprietary, or trade secret information, at any time, to engage in any activities that would be competitive with or otherwise detrimental to the interests of the Company. Executive further agrees not to tortiously interfere, at any time, with the Company’s contractual relations or prospective economic advantage.

11.DTSA Notice.  Federal law provides certain protections to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances.  Specifically, federal law provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret under either of the following conditions: (a) Where the disclosure is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) Where the disclosure is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  See 18 U.S.C. § 1833(b)(1). Federal law also provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order.  See 18 U.S.C. § 1833(b)(2).  Nothing in this Agreement is intended in any way to limit such statutory rights.

12.Cooperation with Legal Proceedings. Executive agrees to reasonably cooperate with the Company and its legal affiliates in the defense or prosecution of any claims or actions now in existence, or which may be brought in the future against or on behalf of the Company or its legal affiliates, that relate to events or occurrences that transpired while Executive was engaged by the Company (whether as an employee or independent contractor). Executive’s reasonable cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with legal counsel of the Company’s choosing to prepare for discovery or trial and to act as a witness on behalf of the Company or its legal affiliates.  Executive also agrees to reasonably cooperate with the Company in connection with any investigation or review of any federal, state, or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was engaged by the Company (whether as an employee or independent contractor). Executive similarly agrees to reasonably cooperate with the Company in the prosecution of any patent or securing of other intellectual property rights that relate to any inventions or developments involving Executive while Executive was engaged by the Company. To the extent such cooperation activities require, in the aggregate, fifteen (15) or fewer hours of Executive’s time in any given calendar year, then Executive agrees that the consideration provided hereunder shall serve as sufficient remuneration for any such activities.  However, in the event additional time is needed, then the Parties agree that Executive may be entitled to reasonable remuneration (to be negotiated separately by the Parties at such time of engagement), except to the extent such cooperation is otherwise required under applicable law or judicial authority.  Executive understands that in any legal action, investigation, or review covered by this Section the Company expects Executive to provide only accurate and truthful information or testimony.

13.Permitted Disclosures and Actions. This Agreement does not prohibit or restrict Executive, the Company, or the other Releasees from:  (i) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful, including, but not limited to, harassment, retaliation or discrimination under California law or factual information related to any claims for sexual assault or under California’s Fair Employment and Housing Act (“FEHA”); (ii) initiating communications directly with, cooperating with, providing relevant information, or otherwise assisting in an investigation by (A) the SEC, or any other governmental, regulatory, or legislative body regarding a possible violation of any federal law; or (B) the EEOC or any other governmental authority with responsibility for the administration of fair employment practices laws regarding a possible violation of such laws, or as compelled or requested by lawful process; (iii) responding to any inquiry from any such governmental, regulatory, or legislative body or official or governmental authority, including an inquiry about the existence of this Agreement or its underlying facts or circumstances; or (iv) participating, cooperating, testifying, or otherwise assisting in any governmental action, investigation, or proceeding relating to a possible violation of any such law, rule or regulation. Executive is, however, waiving any right to recover money in connection with any agency charge or agency or judicial decision, including class or collective action rulings, other than bounty money properly awarded by the SEC.

14.Mutual Non-Disparagement. Except to the extent allowed under the Permitted Disclosures and Actions provision, Executive agrees to refrain from any disparagement, defamation, libel, or slander of the Company or any of the other Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees. The Company similarly agrees to, and will instruct its executives and directors to, refrain from any disparagement, defamation, libel, or slander of Employee, noting that such instruction applies only for such period that these individuals maintain their roles as executives or directors of the Company.

15.Breach.  Executive acknowledges and agrees that any material breach of this Agreement, or of any provision of the Confidentiality Agreement shall entitle the Company immediately to recover and/or cease providing the consideration provided to Executive under this Agreement.

16.No Admission of Liability.  Executive understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Executive.  No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Executive or to any third party.

17.ARBITRATION.  THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION, BEFORE JUDICIAL ARBITRATION & MEDIATION SERVICES, INC. (“JAMS”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”).  THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES.  THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH CALIFORNIA LAW, INCLUDING THE CALIFORNIA CODE OF CIVIL PROCEDURE, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL CALIFORNIA LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION.  TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH CALIFORNIA LAW, CALIFORNIA LAW SHALL TAKE PRECEDENCE.  THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION.  THE PARTIES AGREE THAT THE PREVAILING

PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD.  THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY.

18.Tax Consequences.  The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Executive or made on Executive’s behalf under the terms of this Agreement.  Executive agrees and understands that Executive is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon.  Executive further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Executive’s failure to pay or the Company’s failure to withhold, or Executive’s delayed payment of, federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

19.Section 409A. The payments and benefits set forth in this Agreement are intended to comply with the “short-term deferral” exception to the requirements of section 409A of the Code and the regulations thereunder (“Section 409A”).  If it is determined that Section 409A applies to any payment or benefit under this Agreement, such payment or benefit shall be administered in accordance with Section 409A. In no event may Executive, directly or indirectly, designate the calendar year of a payment and if a payment that is subject to execution of this Agreement could be made in more than one taxable year, and such payment is subject to Section 409A, payment will be made in the later taxable year.  The Parties agree that the Separation Date shall be a “separation from service” under Section 409A. For purposes of Section 409A, each payment hereunder shall be treated as a separate payment, and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.  Executive will be solely responsible for any tax imposed under Section 409A and in no event will the Company have any liability with respect to any tax, interest or other penalty imposed under Section 409A.

20.Authority.  The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement.  Executive represents and warrants that Executive has the capacity to act on Executive’s own behalf and on behalf of all who might claim through Executive to bind them to the terms and conditions of this Agreement.  Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

21.No Representations.  Executive represents that Executive has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement.  Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

22.Severability.  In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

23.Attorneys’ Fees. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.  However, in the event either Party brings an action to enforce or effect its rights under this Agreement or the Confidentiality Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

24.Entire Agreement.  This Agreement represents the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement and Executive’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Executive’s relationship with the Company (including the Severance Agreement between the Parties dated September 29, 2020), with the exception of the Confidentiality Agreement.  This Agreement may only be amended in a writing signed by Executive and a duly authorized executive of the Company.

25.Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions.  Executive consents to personal and exclusive jurisdiction and venue in the State of California.

26.Effective Date. Each Party has seven (7) days after that Party signs this Agreement to revoke it.  This Agreement will become effective on the eighth (8th) day after Executive signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).

27.Expiration of Agreement.  This Agreement is executable until the twenty-second (22nd) day after it is received by Executive (the “Expiration Date”).  This Agreement is null and void if the Company has not received a copy of this Agreement executed by the Executive on or before the Expiration Date. Executive acknowledges that this affords Executive a reasonable period to consult an attorney regarding this Agreement.  If Executive chooses to sign this Agreement prior to the end of the Expiration Date, then Executive acknowledges that Executive did so knowingly and voluntarily, and was not induced to do so by fraud, misrepresentation or threat to withdraw or alter the offer.

28.Counterparts.  This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

29.Voluntary Execution of Agreement.  Executive understands and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees.  Executive acknowledges that: (a) Executive has read this Agreement; (b) Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Executive’s own choice or has been provided five (5) business days to retain such counsel and has elected not to retain legal counsel; (c) Executive understands the terms and consequences of this Agreement and of the releases it contains; and (d) Executive is fully aware of the legal and binding effect of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties executed this Agreement on the dates set forth below.

Samir Armaly

Dated:  __2/18/2022_/s/ Samir Armaly

Samir Armaly, an individual

Xperi Holding Corporation

Dated:  ___2/18/2022_____By /s/ Paul Davis

Name:

Title: